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                              AMENDMENT NO. 1
                                  TO THE
                EMPLOYEE STOCK OPTION/NON-COMPETE AGREEMENT
                                  BETWEEN
                           PAUL BUTARE AND PMSC

This Addendum is effective on November 8, 1995, and is hereby made a part of and incorporated into the Employee Stock Option/Non-Compete Agreement (hereinafter referred to as "Agreement") by and between POLICY MANAGEMENT SYSTEMS CORPORATION ("PMSC") and Paul Butare ("EMPLOYEE"), dated with an effective date of July 20, 1995. In the event that any provision of this Addendum and any provision of the Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Addendum shall be and constitute an amendment of the Agreement and shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement.

PMSC and Employee  hereby agree to amend the Agreement as follows:

1. The following terms and conditions are added as new Sections 3A, 3B and 3C to the Agreement:

     3A. Change in Control. If there is a Change in Control (as hereinafter defined) of PMSC prior to the Expiration Date, then, notwithstanding any other provision of the Plan or this Agreement to the contrary other than Section 1 above and 3B below, each Option granted hereby then outstanding shall become immediately exercisable in full and shall become nonforfeitable regardless of whether there is a change in office or employment status subsequent to such Change in Control.

          For purposes of this Section, a "Change in Control" shall be deemed to have occurred in the event: (1) that substantially all of PMSC's assets are sold to another person, corporation, partnership, or other entity other than one owned or controlled by PMSC; or (2) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not affiliates, but who are acting in concert, becomes the owner of record or beneficially of securities of PMSC which represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of PMSC's then outstanding securities entitled to elect directors; or (3) the Board or a committee thereof makes a determination in its reasonable judgment that a Change in Control of PMSC has taken place.

          If there is a Change in Control of PMSC prior to the Expiration Date, then notwithstanding any other provision of the Plan or this Agreement except Sections 1 above and 3B below: (i) each Option granted hereby then outstanding shall become immediately exercisable in full regardless of whether there is a change in office or employment status subsequent to such Change in Control;
          (ii) EMPLOYEE shall have a period of ninety (90) days after termination of employment to exercise the Options granted hereby; and (iii) and in the event of


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          the death of EMPLOYEE during the aforementioned ninety (90) day period, said Options may be exercised during a period of one (1) year from the date of death, as described in Section 10 of the Plan, but in no event shall these Options be exercised after the tenth anniversary date these Options were granted.

     3B. Sale or merger. In the event of dissolution or liquidation of PMSC or any merger or combination in which PMSC is not a surviving corporation ("Sale or Merger"), each outstanding Option granted hereunder shall terminate, but the EMPLOYEE shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise his or her Option, in whole or in part, to the extent that it shall not have been exercised, without regard to any installment exercise provisions.


     3C. Additional Compensation. In the event a Change in Control or Sale or Merger, as described in Sections 3A and 3B above, occurs while EMPLOYEE is employed by PMSC and occurs prior to the Expiration Date, then in addition to the exercise rights granted, EMPLOYEE also shall be compensated based on the following formula, subject to the following conditions, EMPLOYEE may elect by written notice to PMSC's General Counsel the following in lieu of all other compensation from PMSC:

          (a) EMPLOYEE shall be paid an annual salary for two (2) years following a Change in Control or Sale or Merger consisting of one hundred percent (100%) of the average amount of total cash compensation of EMPLOYEE for the two (2) calendar years prior to the time of such Change in Control or Sale or Merger. For purposes of the foregoing, "average amount of total cash compensation" shall include salary and bonuses, but shall specifically exclude income attributable to the granting or exercising of stock options.

          (b) Notwithstanding any of the provisions of this Agreement, the amount of all payments to be made pursuant to this Agreement after a Change of Control or a Sale or Merger shall not exceed one dollar ($1.00) less than that amount which would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and as said statute is then in effect at the time of such payment.

          (c) Any payments made to EMPLOYEE following a Change of Control or a Sale or Merger that shall be disallowed, in whole or in part, as a deductible expense to PMSC for Federal income tax purposes by the Internal Revenue Service on the basis that Section 280G of the Code prohibits such deduction shall be reimbursed by EMPLOYEE to the full extent of said disallowance within six (6) months after the date on which the amount of said disallowance has been finally determined and PMSC has paid the deficiency with respect to said disallowance. PMSC shall

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               legally defend any proposed disallowance by the Internal
               Revenue Service and the amount required to be reimbursed by EMPLOYEE shall be the amount determined by an appropriate court in a final, nonappealable decision that is actually disallowed as a deduction. In lieu of payment to PMSC by EMPLOYEE, PMSC may, in its discretion, withhold amounts from EMPLOYEE's future compensation payments until the amount owed to PMSC has been fully recovered. No such withholding shall occur prior to the date on which EMPLOYEE would be required to make reimbursement as provided herein.

          (d) If the limitation set forth in (b) may at any time become applicable to the amounts otherwise due pursuant to paragraph (a) then PMSC shall continue to pay EMPLOYEE all amounts as provided under paragraph (a) until such time as cumulative payments equal the aggregate amount as limited by paragraph (b) and EMPLOYEE may terminate his employment on three (3) months notice at any time within the last twelve
               (12) months of the time period during which the payments described in this Section 3C will be paid without affecting his rights to receive said payments.

          (e) PMSC shall have no obligation to pay the amounts set forth in (a) as limited by (b) if there is reasonable proof that the non-competition or non-hire provisions of Sections 7 and 8 of this Agreement are being violated.

          (f) In the event of termination of employment of EMPLOYEE for Cause, as hereinafter defined, following a Change of Control or Sale or Merger, PMSC shall not be obligated to make any further payments of the compensation amounts provided for in this Section. Notwithstanding any other provision of this Agreement, except for (d) and (i) hereinafter which shall control in the event EMPLOYEE terminates employment as provided in (d) and (i), in the event EMPLOYEE voluntarily terminates employment following a Change of Control or Sale or Merger for other than Good Reason, as defined hereinafter, compensation amounts set forth in (a) and (b) shall be payable only for a one (1) year period following termination of employment.

               "Cause" for the purposes of this Section is defined to mean:
               (1) willful failure to substantially perform prescribed duties other than as a result of disability; or (2) willful engagement in misconduct significantly detrimental to PMSC.

               "Good Reason" to terminate employment with PMSC occurs if:
               (1) duties are assigned that are materially inconsistent with previous duties; (2) duties and responsibilities are substantially reduced; (3) base compensation is reduced not as part of an across the board reduction for all senior officers or executives; (4) participation under compensation plans or arrangements generally made available to persons at


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               EMPLOYEE's level of responsibility at PMSC is denied; (5) a successor fails to assume this Agreement; or (6) termination is made without compliance with prescribed procedures.

          (g) In the event EMPLOYEE is involuntarily terminated by PMSC without Cause or EMPLOYEE voluntarily terminates employment for Good Reason, PMSC's obligation to pay the compensation amounts provided in this Section shall survive termination of employment.

          (h) Further, in the event of termination of employment during the pendency of a "Potential Change of Control", as hereinafter defined, the provisions of (f) and (g) shall apply as if an actual Change of Control or Sale or Merger had taken place. A Potential Change of Control shall be deemed to have occurred if: (1) PMSC has entered into an agreement or letter of intent the consummation of which would result in a Change of Control or Sale or Merger; (2) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control or Sale or Merger; or (3) the Board of Directors of PMSC or a Committee thereof in its reasonable judgment makes a determination that a Potential Change of Control for purposes of this Agreement has occurred. A Potential Change of Control remains pending for purposes of receiving payments under this Section until the earlier of the occurrence of a Change of Control or Sale or Merger or a determination by the Board of Directors or a committee thereof (at any time) that a Change of Control or Sale or Merger is no longer reasonably expected to occur.

          (i) Notwithstanding anything contained in this Agreement to the contrary, EMPLOYEE and PMSC or the person, corporation, partnership or other entity acquiring control of PMSC, with the concurrence of the Chief Executive Officer and Compensation Committee of the Board of Directors of PMSC, may mutually agree that EMPLOYEE, with three (3) months' notice, may terminate his employment and receive a lump sum payment equal to the present value of remaining payments under this Agreement discounted by the then current Treasury Bill rate for the remaining term of this Section.

2. Section 7 of the Agreement is deleted in its entirety and replaced with the following:

      7. Non-competition. In consideration of the Options hereby granted, EMPLOYEE covenants and agrees that EMPLOYEE shall devote his or her best efforts to furthering the best interests of PMSC and that during the period of his or her employment with PMSC and for the periods set forth below following the date of separation from employment, EMPLOYEE shall not "Compete" with PMSC. The region within which EMPLOYEE agrees not to Compete with PMSC is the United States, Canada, and those countries in which PMSC has customers or clients as of the date of EMPLOYEE's separation from employment. For the purpose of this Agreement, the term "Compete" shall have its commonly

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          understood meaning which shall include, but not be limited by, the following items with respect to PMSC's insurance application software licensing, data processing, consulting and information services businesses and any other businesses carried on by PMSC at the time of EMPLOYEE's separation from employment:

       (i) for a period of two (2) years, soliciting or accepting as a client or customer any individual, partnership, corporation, trust or association that was a client, customer or actively sought after prospective client or customer of PMSC during the twelve (12) calendar month period immediately preceding the date of EMPLOYEE's separation from employment;

      (ii) for a period of one (1) year, acting as an EMPLOYEE, independent contractor, agent, representative, consultant, officer, director, or otherwise affiliated party of any entity or enterprise which is competing with PMSC in offering similar application software or services to parties described in (i) above; or

     (iii) for a period of one (1) year, participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as an equity holder holding less than a one percent (1%) interest).

The parties certify by their undersigned authorized agents that they have read this Addendum and the Agreement and agree to be bound by their terms and conditions.

PMSC                                   EMPLOYEE

POLICY MANAGEMENT SYSTEMS              PAUL BUTARE
CORPORATION

BY:                                                   BY: _________

       (AUTHORIZED SIGNATURE)
      (in non-black ink, please)                      (in non-black ink,
           please)
      Stephen G. Morrison
              (NAME)
     Executive Vice President
       and General Counsel